EXHIBIT a(5)(iv)

Actions Semiconductor Announces
Preliminary Results of its Tender Offer

ZHUHAI, China, September 19, 2014 -- Actions Semiconductor Co., Ltd. (Nasdaq: ACTS) (“Actions Semiconductor” or the “Company”), one of China’s leading fabless semiconductor companies that provides comprehensive portable multimedia and mobile internet system-on-a-chip (SoC) solutions for portable consumer electronics, announced today the preliminary results of its previously announced “Dutch auction” tender offer for the purchase for cash up to 60,000,000 of its issued and outstanding ordinary shares (the “Shares”) (including Shares represented by American Depositary Shares (the “ADSs”, together with the Shares, the “Securities”)), at a purchase price not greater than $7/15 per Share (or $2.80 per ADS) nor less than $5/12 per Share (or $2.50 per ADS), which expired at 5:00 P.M., Eastern Daylight Savings time, on Thursday, September 18, 2014.

Based on the preliminary count by Laurel Hill Advisory Group Company, the depositary for the tender offer, a total of 192,962,779 Shares (including Shares represented by ADSs) were properly tendered and not properly withdrawn, including 1,986,606 Shares (including Shares represented by ADSs) were tendered pursuant to notice of guaranteed delivery procedures and 3,100,764 Shares (including Shares represented by ADSs) were conditionally tendered by Security holders and for which the determination whether the applicable conditions were met will be made following the verification process described below.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, Actions Semiconductor expects to accept for purchase 60,000,000 Shares (including Shares represented by ADSs) at a purchase price of $5/12 per Share (or $2.50 per ADS), for an aggregate cost of approximately $25.0 million, excluding fees and expenses relating to the tender offer.

The 60,000,000 Shares (including Shares represented by ADSs) expected to be purchased in the tender offer represent approximately 14.5 percent of Actions Semiconductor’s currently issued and outstanding Shares (including Shares represented by ADSs). Based on these preliminary numbers, Actions Semiconductor anticipates that, following settlement of the tender offer, it will have approximately 354,975,246 Shares (including Shares represented by ADSs) issued and outstanding.

Due to the oversubscription of the tender offer, Actions Semiconductor expects that the number of Shares (including Shares represented by ADSs) that the Company will purchase from each tendering holder of Shares and/or ADSs will be prorated. Based on the preliminary count, Actions Semiconductor estimates that the proration factor will be approximately 54.4 percent, assuming all the Securities tendered pursuant to guaranteed delivery procedures are properly delivered and the conditions for all conditional tenders are met.

The number of Shares (including Shares represented by ADSs) to be purchased and the proration information are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary, the proper delivery of all Securities tendered (including Securities tendered pursuant to guaranteed delivery procedures) and the final determination of the treatment of Securities conditionally tendered by Security holders. The final number of Shares (including Shares represented by ADSs) to be purchased and the final proration information will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payment for the Securities accepted for purchase under the tender offer, and return of all other Securities tendered and not purchased, will occur promptly thereafter, which Actions Semiconductor currently expects to be on or about October 15, 2014.

Security holders, banks and brokers who have any questions regarding the Offer may call the information agent: Laurel Hill Advisory Group, LLC at (888) 742-1305, or the dealer managers: Laurel Hill Securities, LLC at (516) 396-7905 or Imperial Capital, LLC at (212) 351-9433. Banks and brokers may call the information agent collect at (516) 933-3100 and all others may call the information Agent toll-free at (888) 742-1305.

About Actions Semiconductor

Actions Semiconductor is one of China’s leading fabless semiconductor companies that provides comprehensive portable multimedia and mobile internet system-on-a-chip (SoC) solutions for portable consumer electronics. Actions Semiconductor products include SoCs, firmware, software, solution development kits, as well as detailed specifications of other required components. Actions Semiconductor also provides total product and technology solutions that allow customers to quickly introduce new portable consumer electronics to the mass market in a cost effective way. The Company is headquartered in Zhuhai, China, with offices in Shanghai and Shenzhen. For more information, please visit the Actions Semiconductor website at http://www.actions-semi.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this release that are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements relating to the completion of the tender offer, the proration of Securities tendered and the payment for Securities tendered.

Actions Semiconductor uses words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project“ and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are estimates reflecting current assumptions, expectations and projections about future events and involve significant risks, both known and unknown, uncertainties and other factors that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement.  The risks and uncertainties referred to above include, but are not limited to, the number of Securities tendered by Security holders, the Company’s proposed cash requirements and future prospects and results of operations, and current market and economic conditions, as well as such other factors described in the Company’s filings with the SEC.  In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except as required by law, Actions Semiconductor undertakes no obligation and does not intend to update or revise any forward-looking statement to reflect subsequent events or changed assumptions or circumstances.

Investor Contacts:
Elaine Ketchmere, CFA	Ally Xie, CA, CPA
Compass Investor Relations	Actions Semiconductor
eketchmere@compass-ir.com	investor.relations@actions-semi.com
+1-310-528-3031	+86-756-3392353*1018